As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CECO ENVIRONMENTAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	13-2566064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5080 Spectrum Drive, Suite 800E, Addison, Texas 75001
(Address of Principal Executive Offices Including Zip Code)

CECO Environmental Corp. 2026 Equity and Incentive Compensation Plan

Thermon Group Holdings, Inc. 2020 Long-Term Incentive Plan

(Full titles of the plans)

Alyson Gregory
General Counsel & Corporate Secretary
CECO Environmental Corp.
5080 Spectrum Drive, Suite 800E
Addison, Texas 75001

(214) 357-6181
(Name, address and telephone of agent for service)

Copies to:

Gina Hancock

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On June 1, 2026, 2026, CECO Environmental Corp. (“CECO” or the “Registrant”) completed its acquisition of Thermon Group Holdings, Inc., a Delaware corporation (“Thermon”). In accordance with the Agreement and Plan of Merger, dated as of February 23, 2026 (the “Merger Agreement”), by and among CECO, Thermon, Longhorn Merger Sub LLC and Longhorn Merger Sub, Inc., CECO assumed certain Thermon equity awards that were outstanding as of immediately prior to the effective time of the merger under the Thermon Group Holdings, Inc. 2020 Long-Term Incentive Plan (as amended, the “Thermon Equity Plan,” and such awards, the “Assumed Awards”). The Assumed Awards were converted into awards of restricted stock units of CECO that represent a right to receive shares of common stock, par value $0.01 per share, of CECO (the “Common Stock”) but remain subject to the same terms and conditions (including with respect to time-based vesting but excluding performance-based vesting conditions) that were applicable to the corresponding awards under the Thermon Equity Plan, as adjusted to give effect to the exchange ratio under the Merger Agreement.

In addition, on May 27, 2026, the Registrant’s stockholders approved the CECO Environmental Corp. 2026 Equity and Incentive Compensation Plan (the “2026 Plan”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by CECO for the purpose of registering (i) 420,370 shares of Common Stock that may be offered and sold under the Thermon Equity Plan, (ii) 3,549,986 shares of Common Stock that may be offered and sold under the 2026 Plan and (iii) 887,514 shares of Common Stock that may become available for delivery under the 2026 Plan pursuant to the share recycling and share counting provisions thereof.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 2, 2026;

•	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on April 30, 2026;

•	the Registrant’s Current Reports on Form 8-K filed on February 4, 2026, February 24, 2026, April 2, 2026, May 28, 2026 and June 1, 2026; and

•	the description of the Common Stock set forth in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including any amendment or report filed for the purposes of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), CECO has adopted provisions in its certificate of incorporation and bylaws that require CECO to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its directors and officers to CECO or CECO’s stockholders for monetary damages for breach of their duty of due care except (a) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in the case of directors only, for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption, (d) for any transaction from which the director or officer derived an improper personal benefit, or (e) in the case of officers only, for any action by or in the right of CECO. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws.

CECO’s certificate of incorporation and bylaws provide for mandatory indemnification of officers and directors of the corporation, including a director or officer of the corporation who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the DGCL. CECO may also, at its discretion, provide the same benefits of indemnification to any employee or agent of the corporation. Also, CECO is authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not CECO would have the power or obligation to indemnify him or her under our bylaws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

3.2	Certificate of Amendment to the Certificate of Incorporation of CECO Environmental Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 22, 2024).

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2026).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of BDO USA, P.C., independent registered public accounting firm for CECO.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for CECO.

23.3*	Consent of KPMG LLP, independent registered public accounting firm for Thermon.

23.4*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	CECO Environmental Corp. 2026 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 28, 2026).

99.2*	Thermon Group Holdings, Inc. 2020 Long-Term Incentive Plan.

107.1*	Filing Fee Table.

*Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas on June 1, 2026.

CECO ENVIRONMENTAL CORP.

By:	/s/ Todd Gleason
	Name:	Todd Gleason
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Todd Gleason and Alyson Richter and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Gleason	Chief Executive Officer and Director	June 1, 2026
Todd Gleason	(Principal Executive Officer)

/s/ Peter Johansson	Chief Financial Officer	June 1, 2026
Peter Johansson	(Principal Financial Officer)

/s/ Kiril Kovachev	Chief Accounting Officer	June 1, 2026
Kiril Kovachev	(Principal Accounting Officer)

/s/ Jason DeZwirek	Chairman of the Board and Director	June 1, 2026
Jason DeZwirek

/s/ Marcus J. George	Director	June 1, 2026
Marcus J. George

/s/ Robert E. Knowling, Jr.	Director	June 1, 2026
Robert E. Knowling, Jr.

/s/ Claudio A. Mannarino	Director	June 1, 2026
Claudio A. Mannarino

/s/ Munish Nanda	Director	June 1, 2026
Munish Nanda

/s/ Victor Richey	Director	June 1, 2026
Victor Richey

/s/ Valerie Gentile Sachs	Director	June 1, 2026
Valerie Gentile Sachs

/s/ Laurie A. Siegel	Director	June 1, 2026
Laurie A. Siegel

/s/ Richard F. Wallman	Director	June 1, 2026
Richard F. Wallman